Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Allion Healthcare, Inc.

Melville, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 of Form S-1 filed on January 23, 2006 (“Registration Statement”), of our report dated March 23, 2005, relating to the consolidated financial statements and schedules as of December 31, 2004, and 2003 of Allion Healthcare, Inc. (“the Company”) appearing in the Company’s Form 10-K for the year ended December 31, 2004.

We also consent to the incorporation by reference in the Registration Statement of our report dated July 3, 2003 relating to the financial statements as of and for the years ended December 31, 2002, and 2001 of Medicine Made Easy, appearing in the Company’s Current Report on form 8K/A filed on May 1, 2003.

We also consent to the references to us under the caption “Experts” in the Prospectus.

Melville, New York

January 23, 2006